INSPIREMD, Inc.

4 Menorat Hamor Street

Tel Aviv, Israel 67448

June 28, 2018

Sabby Healthcare Master Fund, Ltd.

10 Mountainview Road

Suite 205

Upper Saddle River, NJ 07458

Re: Redemption of Preferred Stock

Ladies and Gentlemen:

Reference is made to that certain (i) Securities Purchase Agreement, dated as of November 28, 2017, between InspireMD, Inc. (the “Company”) and Sabby Healthcare Master Fund, Ltd. (“Sabby”), as amended on February 21, 2018 (the “SPA”), (ii) Waiver Agreement, dated February 26, 2018, between the Company and Sabby and (iii) Waiver Agreement, dated March 28, 2018, between the Company and Sabby (collectively, the “Prior Agreements”).

Notwithstanding anything to the contrary set forth in the Prior Agreements, the Company and Sabby hereby agree that in the event the Company consummates a Qualified Offering (as defined in the SPA), pursuant to which Sabby and its affiliates invest at least $3 million, the Company shall redeem all of the shares of Series C Convertible Preferred Stock and Series D Convertible Preferred Stock held by Sabby and its affiliates for an aggregate of $ $2,264,269.

Except as set forth herein, all other provisions of the Prior Agreements shall remain unchanged by this letter agreement.

Very truly yours,

INSPIREMD, INC.

By:	/s/ James Barry
Name:	James Barry, Ph.D.
Title:	Chief Executive Officer

Acknowledged and Agreed
as of June 28 , 2018

Sabby Healthcare Master Fund, Ltd.

By:	/s/ Robert Grundstein
Name:	Robert Grundstein
Title:	COO of Investment Manager